Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Tripp Sullivan	Jim Fleming
T 615-760-1104	T 404-465-2200

E IR@columbiapropertytrust.com

Columbia Property Trust Continues High-Barrier Market Strategy
with New Disposition Targets and $200 Million Share Repurchase

ATLANTA (September 8, 2015) - Columbia Property Trust, Inc. (NYSE: CXP) will be marketing for sale three assets totaling 2.9 million square feet located in Cleveland, Baltimore, and Newark and is under contract with Blackstone Property Partners for a joint venture at Market Square in Washington, D.C. The combined gross proceeds from the transactions, which are projected to close in late 2015 or early 2016, are expected to be approximately $900 million to $1 billion. In addition, Columbia’s Board of Directors authorized the repurchase of up to $200 million shares of Columbia’s common stock over the next two years.

“Our focus is on generating long-term total shareholder returns with an emphasis on growing net asset value. We believe that the dramatic portfolio transformation we have accomplished since late 2011 has positioned us to better achieve those returns,” stated Nelson Mills, president and chief executive officer of Columbia Property Trust. “With these planned transactions, we will further reduce our exposure to non-target markets and generate substantial proceeds that will allow us to continue building a strong presence in our key markets, repay short-term borrowings, and make additional investments that add value - by repurchasing our stock and/or by sourcing acquisitions in key markets.”

High-Barrier Market Strategy
In late 2011, Columbia held properties in 33 markets, 20 of which had only one asset, with 45% of annualized lease revenue (ALR) from single tenant buildings and over 60% of ALR from suburban buildings. Today, the portfolio is comprised of 15 markets, with approximately 80% of ALR from multi-tenant properties and approximately 70% of ALR from CBD markets. The Company has also increased average net rents per square foot during that time period from $18.07 to $23.88. In addition, Columbia now has over 50% of ALR and approximately 60% of its asset value (as measured by gross real estate assets) represented in the high-barrier markets of San Francisco, New York, Washington, D.C. and Boston.

This month, Columbia will begin marketing the 1.3 million-square-foot Key Center Tower and the 400-room Key Center Marriott in Cleveland, as well as the 653,000-square-foot 100 East Pratt in Baltimore and the 961,000-square-foot 80 Park Plaza in Newark. These sales are subject to market conditions and, if completed and assuming no additional investments, would further concentrate Columbia’s portfolio with approximately 80% of ALR in target markets.

Market Square Joint Venture
Columbia is also under contract, subject to customary closing conditions and adjustments, to sell a 49% interest in Market Square to Blackstone Property Partners, Blackstone’s Core+ real estate investment unit. The terms of the joint venture stipulate a gross value for the asset of $595 million and provide that Columbia will continue to make day-to-day decisions and manage the 686,000-square-foot trophy office property located at 701 and 801 Pennsylvania Avenue NW in Washington, D.C. The transaction is expected to close by early fourth quarter of 2015.

$200 Million Share Repurchase Authorization
The Board of Directors authorized a share repurchase program to buy up to $200 million of the Company’s common stock for a two-year period ending September 4, 2017. The shares may be purchased from time to time on the open market, in privately negotiated transactions or otherwise, depending on market prices and other conditions. This stock repurchase program does not obligate the Company to acquire any particular amount of its common stock, and the program may be extended, modified, suspended or discontinued at any time at the Company’s discretion.

2015 Guidance
The Company also announced that based on the expected timing of the three dispositions and the Market Square joint venture, it expects to be at the higher end of its previously issued 2015 guidance of Normalized FFO in a range of $1.85 to $1.91 per diluted share and Net Income Available to Common Stockholders in the range of $0.17 to $0.23 per diluted share.

About Columbia Property Trust
Columbia Property Trust (NYSE: CXP) owns and operates Class-A office buildings in strong markets across the United States. Our buildings are in competitive locations, concentrated in CBD submarkets, and over half our investments are in high-barrier-to-entry primary markets. As of August 4, 2015, our $5+ billion portfolio included 28 office properties containing 13.9 million square feet plus one hotel, and our largest markets are San Francisco, New York, and Washington, D.C. Headquartered in Atlanta with regional offices in San Francisco and Washington, D.C., Columbia carries an investment-grade rating from both Moody’s and Standard & Poor’s. For more information about Columbia Property Trust, please visit www.ColumbiaPropertyTrust.com.

Forward-Looking Statements:
Certain statements contained in this press release other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such statements include, in particular, statements about our plans, strategies, and prospects (including the transactions announced today and execution of the stock repurchase program) and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual conditions, our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flow from operations, make distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered. See Item 1A in the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements. The risk factors described in our Annual Report are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also harm our business.
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